Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Rochdale Investment Trust and to the use of our reports dated February 29, 2012 on the financial statements and financial highlights of Rochdale Dividend & Income Portfolio, Rochdale Intermediate Fixed Income Portfolio, Rochdale Fixed Income Opportunities Portfolio, and Rochdale Emerging Markets Portfolio, each a series of beneficial interest of Rochdale Investment Trust.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Prospectus/Proxy Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 19, 2013